QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.51

August 16, 2002

Nancy Cohen Shachtman
10800 Via Verona
Los Angeles, CA 90077

Dear Nancy:

        I am very pleased to extend to you an offer of employment at GUESS? Inc. as President, Wholesale Sales. Your start date will be determined upon mutual agreement at a later date. As you very well know, this is a very exciting area of the Company that offers many opportunities, and we feel you can grow the business significantly and bring strong leadership to the team.

        The terms of your offer are as follows:

        1.    Base salary of $400,000 per year, with exempt status, paid in accordance with the Company's normal payroll practices.

        2.    You will be eligible to participate in GUESS?, Inc.'s Executive Bonus Plan, which currently bases awards primarily on Company financial objectives. Bonus eligibility for 2003 is up to 120% of base salary (see attached schedule for details).

        3.    Medical, dental, life, disability, and vacation benefits commensurate with your position at GUESS?, Inc. You will be eligible to participate in the GUESS?, Inc. 401k Savings Plan You will be provided with a summary and details of these benefits plans.

        4.    The Compensation Committee has approved a grant of non-qualified options to purchase 100,000 shares of the common stock of GUESS?, Inc. with an exercise price equal to the NYSE closing price on the grant date(your first date of employment). Such stock options will vest over a four-year period as follows: one-fourth of your options will vest on each anniversary of the date of grant until fully vested.

        5.    Subject to your signing of a restricted stock agreement with standard terms and conditions for restricted stock awards as determined by the GUESS? Inc.'s Compensation Committee, you will be granted 40,000 shares of restricted stock on your first date of employment. Among other conditions, you may be required to pay the par value of your restricted stock on the date of grant. Your restricted stock will vest over a three year period(1stAnniversary = 25%, 2nd Anniversary = 25%, 3rd Anniversary = 50%).

        6.    Car allowance of up to $8,000 per year.

        In accordance with government regulation, all new employees must present eligibility to work. On your first day of employment, please bring in documents to establish both identification and employment eligibility from the attached list of acceptable documents (Form I-9). If you are unable to present these documents, you will not be able to commence employment.

        Please indicate your acceptance of this offer by signing at the end of this letter and returning it to me in the envelope provided. The other copy is yours to keep.

        We look forward to your joining us at GUESS?, Inc., and a prosperous future together. Please feel free to contact me if you have any questions.

Sincerely,

Carlos Alberini
GUESS? Inc., COO and President

AGREED & ACCEPTED

Nancy Cohen Shachtman	Date

QuickLinks

Exhibit 10.51